Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVISION COMMUNICATIONS COMPLETES ACQUISITION OF

SAN FRANCISCO/SAN JOSE RADIO STATIONS

FROM ENTRAVISION COMMUNICATIONS

LOS ANGELES AND SANTA MONICA, CALIFORNIA – January 3, 2006 – Univision Communications Inc. (NYSE: UVN) and Entravision Communications Corporation (NYSE: EVC) today announced that on January 1, 2006, they completed the previously announced acquisition by Univision of radio stations KBRG(FM) and KLOK(AM) serving the San Francisco/San Jose, California market from Entravision for $90 million.

Univision paid for the acquisition with approximately 12.6 million shares of Entravision Class U common stock held by Univision, based on the volume weighted average price of a share of Entravision Class A common stock during the 10-trading day period ending two trading days prior to the close of the transaction.

As part of its acquisition of Hispanic Broadcasting Corporation in 2003, Univision reached an agreement with the Department of Justice (DOJ) to reduce its stake in Entravision to 15% by March 26, 2006. This transaction reduces Univision’s ownership stake in Entravision to approximately 19.8%.

“With the completion of this strategic transaction, Univision has taken a significant step towards its necessary regulatory compliance while supplementing our existing offerings in the San Francisco/San Jose markets and incorporating KBRG and KLOK into our successful cross-promotion efforts,” said Gary Stone, Senior Vice President and Chief Operating Officer of Univision Radio. “Both stations will play important roles in the growth of our radio business — KBRG will allow us to provide the growing Hispanic population in the market with a new format choice and KLOK will increase the distribution of our successful AM network, RadioCadena.”

Walter Ulloa, Chairman and Chief Executive Officer of Entravision, commented, “With the sale of our San Francisco/San Jose radio stations, we have repurchased a substantial portion of Univision’s equity interest in our company. We believe this was a highly efficient transaction that is beneficial for our shareholders.”

Univision Communications Inc. is the premier Spanish-language media company in the United States. Its operations include Univision Network, the most-watched Spanish-language broadcast television network in the U.S. reaching 98% of U.S. Hispanic Households; TeleFutura Network, a general-interest Spanish-language broadcast television network, which was launched in 2002 and now reaches 86% of U.S. Hispanic Households; Galavisión, the country’s leading Spanish-language cable network; Univision Television Group, which owns and operates 62 television stations in major U.S. Hispanic markets and Puerto Rico; Univision Radio, the leading Spanish-language radio group which owns and/or operates 67 radio stations in 16 of the top 25 U.S. Hispanic markets and 4 stations in Puerto Rico; Univision Music Group, which includes Univision Records, Fonovisa Records, and a 50% interest in Mexico-based Disa Records labels as well as Fonomusic and America Musical Publishing companies; and Univision Online, the premier Spanish-language Internet destination in the U.S. located at www.univision.com. Univision Communications also has a 50% interest in TuTv, a joint venture formed to broadcast Televisa’s pay television channels in the U.S., and a non-voting 27% interest in Entravision Communications Corporation, a public Spanish-language media company. Univision Communications is headquartered in Los Angeles with television network operations in Miami and television and radio stations and sales offices in major cities throughout the United States. For more information, please visit www.univision.net.

Entravision Communications Corporation is a diversified Spanish-language media company utilizing a combination of television, radio and outdoor operations to reach approximately 75% of Hispanic consumers across the United States, as well as the border markets of Mexico. Entravision is the largest affiliate group of both the top-ranked Univision television network and Univision’s TeleFutura network, with television stations in 20 of the nation’s top 50 Hispanic markets. Entravision owns and operates one of the nation’s largest groups of primarily Spanish-language radio stations, consisting of 54 owned and operated radio stations in 21 U.S. markets. Entravision’s outdoor advertising operations consist of approximately 11,100 advertising faces located primarily in Los Angeles and New York. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC.

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For Univision Communications Inc:
Investor Contact:	Media Contact:
Diana Vesga	Stephanie Pillersdorf/Brooke Morganstein
Univision Communications Inc.	Citigate Sard Verbinnen
310-556-7695	212-687-8080

For Entravision Communications Corporation:
Investor Contact:	Media Contact:
Mike Smargiassi	Kim Holt
Brainerd Communicators, Inc.	Brainerd Communicators, Inc.
212-986-6667	212-986-6667